EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Broadwind, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(o)	- (2)	-	-	-
Equity	Preferred Stock, par value $0.001 per share	457(o)	- (2)	-	-	-
Other	Warrants	457(o)	-	-	-	-
Other	Stock Purchase Contracts	457(o)	-	-	-	-
Other	Stock Purchase Units	457(o)	-	-	-	-
Unallocated (Universal) Shelf		457(o)	-	-	$75,000,000 (4)	$0.00011020	$8,265
Total Offering Amounts					$75,000,000 (4)		$8,265
Total Fees Previously Paid							-
Total Fee Offsets							$3,249.29
Net Fee Due							$5,015.71

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices. The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $75,000,000.

(2)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)

Pursuant to Instruction 2.A(iii)(b) of Item 6(b) of Form S-3, this information is not required to be included. The proposed maximum initial offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)

Estimated solely for the purposes of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of preferred stock or upon exercise of common stock warrants registered hereunder.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Broadwind, Inc.	S-3	333-248107	August 18, 2020		$3,249.29 (1)	(1)	(1)	$74,658,000 (1)
Fee Offset Claims	Broadwind, Inc.	S-3	333-248107		August 18, 2020					$3,249.29 (1)

(1)

The Company previously registered the offer and sale of up to $75,000,000 of common stock, preferred stock, warrants, stock purchase contracts and stock purchase units pursuant to a Shelf Registration Statement on Form S-3, File No. 333-248107, filed with the Securities and Exchange Commission on August 18, 2020 and declared effective on October 13, 2020 (the “Prior Registration Statement”). In respect of the Prior Registration Statement, the Company (a) paid a registration fee of $3,249.29 in respect of $25,033,057 in newly-registered securities and (b) utilized previously-paid registration fees of $5,791 in respect of $49,966.943 carry forward securities that remained unsold from Registration Statement on Form S-3, File No. 333-219931 (such carry forward securities were included in the Prior Registration Statement pursuant to Rule 415(a)(6) under the Securities Act). Of the $75,000,000 of securities registered under the Prior Registration Statement, $64,668,000 of the securities remain unsold (the “Unsold Securities”). Pursuant to Rule 457(p) under the Securities Act, the Company hereby applies $3,249.29 of the previously paid registration fee in connection with the Prior Registration Statement in connection with the Unsold Securities to offset the registration of securities on this registration statement.. Pursuant to Rule 457(p) under the Securities Act, the offering of the Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

Table 3: Combined Prospectuses

N/A